Exhibit 10.1

GOLDMAN SACHS FINANCIAL MARKETS, L.P. | 1 NEW YORK PLAZA | NEW YORK, NEW YORK 10004 |TEL: (212) 902-1000

Opening Transaction

To:	National Financial Partners Corp. 787 Seventh Avenue, 11th Floor New York, New York 10019
From:	Goldman Sachs Financial Markets, L.P.
Re:	Convertible Bond Hedge Transaction
Ref. No:	SDB1624135469
Date:	January 17, 2007

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs Financial Markets, L.P. (“Dealer”) and National Financial Partners Corp. (“Counterparty”). Dealer is acting as principal and Goldman, Sachs & Co. (“GS&Co.”), its affiliate, is acting as agent for Dealer and Counterparty for each Transaction under this Master Confirmation and the related Supplemental Confirmation. Dealer is not a member of the Securities Investor Protection Corporation. This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.             This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the First Supplemental Indenture to be dated as of January 22, 2007 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”) relating to the USD200,000,000 principal amount of 0.75% convertible senior notes due February 1, 2012 (the “Convertible Debentures”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement; and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. Furthermore, for the avoidance of doubt, even if all Convertible Debentures cease to be outstanding prior to the Expiration Date (as set forth below), for purposes of the references herein to sections of the Indenture, the Convertible Debentures shall be deemed to remain outstanding. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Debentures is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD10 million).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.      The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
	Trade Date:	January 17, 2007
	Effective Date:	January 22, 2007 or such other date as agreed by the parties.
	Option Style:	American
	Option Type:	Call
	Seller:	Dealer
	Buyer:	Counterparty
	Shares:	The Common Stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “NFP”).
Number of Options:

The number of Convertible Debentures in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Debentures; provided that the Number of Options shall be automatically increased as of the date of exercise by GS&Co. and UBS Securities LLC, as representatives of the Underwriters (as defined in the Underwriting Agreement), of its option pursuant to Section 2 of the Underwriting Agreement dated as of January 17, 2007 between Counterparty and GS&Co. and UBS Securities LLC as representatives of the Underwriters party thereto (the “Underwriting Agreement”) by the number of Convertible Debentures in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Debentures, the “Additional Convertible Debentures”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 12.01(e) or 12.04(f) of the Indenture) as of such date.

	Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.
	Number of Shares:	The product of the Number of Options and the Option Entitlement.
Premium:

USD48,600,000.00 (Premium per Option USD243.00); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

	Premium Payment Date:	The Effective Date
	Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Debentures.
	Exchange:	New York Stock Exchange
	Related Exchange:	All Exchanges
Procedures for Exercise:
Independent Threshold Date:

The earlier to occur of (x) any Conversion Date (as defined below) that is not also an Exercise Date and (y) the first Exercise Date on which Counterparty exercises a number of Options not equal to the number of Relevant Convertible Debentures (as defined below) in denominations of USD1,000 principal amount submitted for conversion on such date, if any, in accordance with the terms of the Indenture.

Conversion Date:

Each “Conversion Date”, as defined in the Indenture, occurring during the Exercise Period for Convertible Debentures other than Convertible Debentures with respect to which Counterparty makes the direction described in Section 12.02(a)(iii) of the Indenture and the financial institution designated by Counterparty accepts such Convertible Debentures in accordance with Section 12.02(a)(iii) of the Indenture (such Convertible Debentures, other than those excluded above, the “Relevant Convertible Debentures” for such Conversion Date). For the avoidance of doubt, Convertible Debentures are “accepted” for purposes of the foregoing upon the earlier of the declaration of the designated financial institution’s agreement to exchange such Convertible Debentures or delivery of such Convertible Debentures to such financial institution for purposes of such exchange.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.
Expiration Date:	The second Scheduled Trading Day immediately preceding February 1, 2012.
Scheduled Trading Day:	As defined in the Indenture
Multiple Exercise:	Applicable
Minimum Number of Options:	Zero
Maximum Number of Options:	Number of Options
Integral Multiple:	One
Automatic Exercise:	Applicable; subject to the provisions of “Notice of Exercise” below.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, (x) in order to exercise any Options on any Exercise Date that precedes the Independent Threshold Date, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Scheduled Trading Day of the “Observation Period”, as defined in the Indenture, relating to the Relevant Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs (the “Notice Deadline”) of (i) the relevant Exercise Date, (ii) the number of Options being exercised on such Exercise Date and, for each holder of Convertible Debentures being converted on such Exercise Date, the aggregate principal amount of the Convertible Debentures held by such holder that will be so converted, (iii) the scheduled settlement date under the Indenture for the Relevant Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs, (iv) the first day of the relevant Observation Period and (v) the applicable Cash Percentage (as defined in the Indenture); provided that, notwithstanding the foregoing, such notice shall be effective so long as it relates to an Exercise Date that precedes the Independent Threshold Date and the notice is given after the Notice Deadline but prior to 5:00 PM (New York City time) on the fifth Exchange Business Day of such Observation Period and prior to the Independent Threshold Date (it being understood that such delayed notice does not itself cause the Independent Threshold Date to occur), in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; and (y) in order to exercise any Options on any Exercise Date that is or is following the Independent Threshold Date, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Scheduled Trading Day of the “Observation Period”, as defined in the Indenture, determined as if the Exercise Date were a Conversion Date, of (i) the relevant Exercise Date, (ii) the number of Options being exercised on such Exercise Date, (iii) the first day of the Observation Period (determined in accordance with Section 1.01 of the Indenture for Relevant Convertible Debentures for the corresponding Conversion Date, if any, or, if such Exercise Date did not occur on a Conversion Date for Relevant Convertible Debentures, determined in accordance with Section 1.01 of the Indenture as if such Exercise Date were a Conversion Date) and (iv) the applicable Cash Percentage and, with respect to this clause (y) except in relation to any Exercise Date occurring during the period from and including the 25th Scheduled Trading Day prior to February 1, 2012 to and including the Expiration Date, Counterparty shall also make in such notice written representations, warranties and agreements set forth in Section 7(a)(i) hereof. Notwithstanding the foregoing, in respect of Options with an Exercise Date on or following the 25th Scheduled Trading Day prior to February 1, 2012, (a) the Notice Deadline shall be the Scheduled Trading Day immediately following the relevant Exercise Date and the content of such notice shall be as set forth in clauses (x)(i) and (x)(ii) or (y)(i) and (y)(ii) above, as applicable, and (b) Counterparty shall notify Dealer of the applicable Cash Percentage on the date it notifies the Trustee (as defined in the Indenture) thereof, but in no event later than the 25th Scheduled Trading Day prior to February 1, 2012. For the avoidance of doubt, if an exercise of Options is in connection with a conversion of the Relevant Convertible Debentures, Counterparty shall designate the Exercise Date in its Notice of Exercise as the corresponding Conversion Date.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To:	Goldman, Sachs & Co. One New York Plaza New York, NY 10004

	Attn:	Equity Operations: Options and Derivatives
	Telephone:	(212) 902-8996
	Facsimile:	(212) 902-0112

With a copy to:

	Attn:	Tracey McCabe Equity Capital Markets
	Telephone:	(212) 357-0428
	Facsimile:	(212) 902-3000

Settlement Terms:
Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares or cash to be delivered under the Relevant Convertible Debentures under the terms of the Indenture; in respect of any other Exercise Date, the date one Settlement Cycle immediately following the relevant Observation Period.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or an amount of cash, as determined by the Calculation Agent (and, if such Exercise Date does not occur on a Conversion Date or, if the number of Options being exercised on such Exercise Date differs from the number of the Relevant Convertible Debentures for the Conversion Date that coincides with such Exercise Date, as if such Exercise Date were a Conversion Date for a number of Relevant Convertible Debentures equal to the number of Options being exercised on such Exercise Date), to be equal to (i) a number of Shares equal to the aggregate number of Shares that Counterparty is (or would have been) obligated to deliver to the holder(s) of the Relevant Convertible Debentures for such Conversion Date pursuant to Section 12.02 of the Indenture (rounded down to the nearest whole number); (ii) an amount of cash, if any, in USD in lieu of any fractional Share resulting from rounding of such aggregate number of Shares valued at the Relevant Price on the last day of the relevant Observation Period; and/or (iii) the aggregate amount of cash that Counterparty is (or would have been) obligated to deliver in lieu of “Maximum Deliverable Shares”, as defined in the Indenture (other than in lieu of fractional Shares if any Shares will be delivered under clause (i) above) to the holder(s) of the Relevant Convertible Debentures for such Conversion Date pursuant to election described in Section 12.02(a)(ii) of the Indenture (collectively, the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares or cash that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Debentures as a result of any adjustments to the Conversion Rate pursuant to Section 12.01(e) or 12.04(f) of the Indenture. For the avoidance of doubt, if the “Daily Conversion Value”, as defined in the Indenture, is (or would have been) less than or equal to USD50 for each of the VWAP Trading Days, as defined in the Indenture, occurring in the relevant Observation Period, Dealer will have no delivery obligation hereunder.

Notice of Delivery Obligation:

No later than the later of (1) the relevant Exercise Date and (2) the Exchange Business Day immediately following the last day of the Observation Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the period from and including the 25th Scheduled Trading Day prior to February 1, 2012 to and including the Expiration Date, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:
Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 12.04(a), (b), (c), (d) or (e) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Debentures in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:
	Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.10 of the Indenture.
Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Sections 12.01(e) of the Indenture.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event no later than the later of the date the Counterparty has such information and the Merger Date) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events: (a) Change in Law:	Applicable
(b) Insolvency Filing:	Applicable
Hedging Party:	Dealer
Determining Party:	For all applicable Additional Disruption Events, Dealer
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3. Calculation Agent:	Dealer.
4. Account Details: Dealer Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C #930-1-011483 ABA: 021-000021
Counterparty Payment Instructions:	To be provided by Counterparty.

5.           Offices:

The Office of Dealer for the Transaction is:

One New York Plaza, New York, New York 10004

The Office of Counterparty for the Transaction is:

787 Seventh Avenue, 11th Floor, New York, New York 10019

6. Notices: For purposes of this Confirmation:
(a) Address for notices or communications to Counterparty:

To:	National Financial Partners Corp.
787 Seventh Avenue, 11th Floor
New York, New York 10019

Attn:	Office of General Counsel
Telephone:	212-301-4050
Facsimile	212-301-4151

(b) Address for notices or communications to Dealer:
To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004

Attn:	Equity Operations: Options and Derivatives
Telephone:	(212) 902-1981
Facsimile:	(212) 428-1980/1983

With a copy to:
Attn:	Tracey McCabe Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000

7.	Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and each date on which Counterparty delivers a Notice of Exercise relating to an Exercise Date that is or is following the Independent Threshold Date (other than any such Exercise Date occurring during the period from and including the 25th Scheduled Trading Day prior to February 1, 2012 to and including the Expiration Date) (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) the registration statement filed by Counterparty with the Securities and Exchange Commission (“SEC”) and became effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), including all the documents filed by Counterparty pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and incorporated by reference therein, does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument, other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except pursuant to the Stock Purchase Agreement dated January 15, 2007 between Counterparty and Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

(iii)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv)          Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)           Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi)          Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii)         Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(viii)        On the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(ix)          The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(a) of the Underwriting Agreement are true and correct as of the Trade

Date, the Effective Date and the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)           Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f)           Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a)           Right to Extend. Dealer may postpone any Settlement Date or any other date of delivery by Dealer, with respect to some or all of the relevant Options, if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b)           Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Debentures as set forth in Section 5.01 of the Indenture that results in an acceleration of the Convertible Debentures pursuant to the terms of the Indenture or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Debentures governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Debentures (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Debentures to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, by 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use its best efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NFP.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, Counterparty is not obligated to purchase Shares under any circumstances under this Section 8(d) unless it elects to do so pursuant to Section 8(d)(iii).

(e)           Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 4.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, the 1940 Act and the Investment Advisers Act of 1940, as amended, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by The Goldman Sachs Group, Inc.; provided further that at any time at which (i) the Equity Percentage exceeds 9.0% or (ii) Dealer Group, directly or indirectly, owns, controls or holds with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.0% of the number of Shares outstanding (either such condition described in clause (i) or (ii), an “Excess Ownership Position”), if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 9.0% or less or Dealer Group’s direct or indirect ownership, control or holding with the power to vote is reduced to 4.0% or less, as the case may be, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the Exchange Act) (collectively, “Dealer Group”) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Dealer agrees that Dealer Group shall use commercially reasonable efforts, in consultation with counsel as to legal and regulatory issues, to hedge its exposure to the Transaction and to manage its other positions through the use of cash-settled swaps or other derivative instruments to the extent necessary to avoid the occurrence of an Excess Ownership Position. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld.

(g)           Staggered Settlement. If as of any Exchange Business Day during the relevant “Conversion Reference Period”, as defined in the Indenture, (i) the Staggered Settlement Equity Percentage is greater than 4.0% or (ii) Dealer, directly or indirectly, owns, controls or holds with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.0% of the number of Shares outstanding, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)        in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Conversion Reference Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)        the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer or any of its affiliates subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the Number of Shares hereunder and (B) the denominator of which is the number of Shares outstanding on such day.

(h)           Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            No Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)            Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(k)           Early Unwind. In the event the sale by Counterparty of the Convertible Debentures is not consummated with the Underwriters party to the Underwriting Agreement pursuant to the Underwriting Agreement for any reason by the close of business in New York on January 22, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than January 26, 2007) (January 22, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)     Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

9. Additional Provisions. Counterparty understands and agrees that GS&Co. will act as agent for both parties with respect to the Transaction. GS&Co. is so acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer. GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under the Transaction. Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of the Transaction.

Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through GS&Co. at One New York Plaza, New York, New York 10004, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

Other Remuneration. GS&Co. received other remuneration from Dealer in relation to the Transaction. The amount and source of such other remuneration will be furnished upon written request. The time of the Transaction is available upon request.

For the avoidance of doubt, no collateral is required to be posted by Counterparty in respect of this Transaction. Dealer hereby notifies Counterparty that, with respect to any collateral posted with it, (i) except as otherwise agreed in writing between Dealer and Counterparty, Dealer may repledge or otherwise use any collateral delivered to Dealer by Counterparty in its business; (ii) in the event of Dealer’s failure, Counterparty will likely be considered an unsecured creditor of Dealer as to all such collateral then controlled by Dealer; (iii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Counterparty with respect to any such collateral deposited with Dealer; and (iv) such collateral will not be subject to the requirements of and customer protections afforded by the Securities and Exchange Commission customer protection rules and Rules 8c-1, 15c2-1, 15c3-2 and 15c3-3 under the Exchange Act.

10. Arbitration.

(a)           All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)           Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)           The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)           The arbitrators do not have to explain the reason(s) for their award.

(e)           The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)           The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)           The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)           Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)            No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN SACHS FINANCIAL MARKETS, L.P.

By: Goldman Sachs Financial Markets, LLC, general partner

By:	/s/ Conrad Langenegger
Name:	Conrad Langenegger
Title:	Vice President

Agreed and accepted by:

NATIONAL FINANCIAL PARTNERS CORP.
By:	/s/ Mark C. Biderman
Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer